CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-122823 on Form S-3 of our reports dated March 8, 2005 relating to the financial statements and financial statement schedule of REGAL-BELOIT Corporation (the “Company”) and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Milwaukee, Wisconsin
April 8, 2005